NextPlay Technologies, Inc. 8-K

Exhibit 10.1

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

by and between

NextPlay Technologies Inc.,

(as Buyer)

And

Token IQ Inc. (The entity)

(as Seller)

Dated as of August 19, 2021

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is entered into as of August ___, 2021 by and between NextPlay Technologies, Inc., a Nevada corporation (“Buyer”) and Token IQ, Inc., a Delaware Corporation (“Seller,” each of Buyer and Seller a “Party” and together, the “Parties”); and with respect to the following facts:

A.	Buyer is engaged in the business of developing technology for the Fintech industry;

B.	Buyer is a company whose shares of common stock are registered with the Securities and Exchange Commission (“SEC”) and are traded on the NASDAQ Capital Market (“NASDAQ”);

C.	Seller has developed and owns certain proprietary technology for the distributed ledger industry;

D.	Seller desires to sell, and Buyer desires to purchase, such technology upon the terms and subject to the conditions set forth in this Agreement; and

E.	Buyer desires to issue shares of its common stock to Seller in consideration for the acquisition of such technology.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and promises set forth herein, the Parties agree as follows:

1.	ARTICLE 1

DEFINITIONS

1.1.          Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Assets Value” means $5,000,000.

“Acquired Intellectual Property” has the meaning set forth in Section 4.5(a) and includes the information set forth on Schedule 1.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Buyer” has the meaning set forth in the introductory paragraph hereto.

“Buyer Common Stock” means the common stock par value $0.00001 of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 3.

“Buyer Entities” means Buyer and any Affiliate of Buyer.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Information” has the meaning set forth in Section 5.2.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.4(b).

“Intellectual Property Licenses” has the meaning set forth in Section 4.5(a).

“Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys’ fees.

“Material Adverse Effect” with respect to a Party shall means (i) a material adverse effect on the results of operations, assets, business, prospects or financial condition of the Party or (ii) material and adverse impairment of the Party’s ability to perform its obligations under this Agreement.

“Material Permits” has the meaning set forth in Section 3.18.

“NASDAQ” shall mean the NASDAQ Stock Market, Inc.

“Open Source Materials” has the meaning set forth in Section 4.5(i).

“Party” or “Parties” has the meaning set forth in the introductory paragraph hereto.

“Permitted Liens” means: (i) statutory liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s or similar statutory liens for amounts not yet due or being diligently contested in good faith in appropriate proceedings; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.6.

“Securities Act” has the meaning set forth in Section 2.3(b).

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller Entities” means the Seller and any Affiliate of Seller.

“Seller Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 4.

“Share Price” means $4.00.

“Software” has the meaning set forth in Section 4.5(c)(ii).

“Stock Consideration” means 1,250,000 shares of restricted Buyer Common Stock that is calculated by dividing the Acquired Assets Value by the Share Price.

“Tax” or “Taxes” has the meaning set forth in Section 3.24.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex Equities, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board, or OTC Markets’ OTCQB, on which Buyer Common Stock is listed or quoted for trading on the date in question.

“Transactions” has the meaning set forth in Section 3.2.

“U.S. GAAP” means Generally Accepted Accounting Principles in the United States as promulgated by the Financial Accounting Standards Board.

Article 2
PURCHASE AND SALE OF ASSETS

2.1           Agreement to Purchase and Sell. On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, deliver and relinquish exclusively to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest, both the tangible and the intangible, as of the Closing, in and to the following assets, properties and rights (collectively, the “Acquired Assets”):

(a)         the Acquired Intellectual Property; and

(b)         all goodwill associated with the foregoing.

2.2           Excluded Liabilities. Buyer will not assume any liability or obligation of Seller in connection with Buyer’s purchase of the Acquired Assets pursuant to this Agreement.

2.3           Stock Consideration.

(a)         Delivery. In consideration for the sale by Seller of the Acquired Assets to Buyer, at the Closing, Buyer shall direct Colonial Stock Transfer & Trust Company, LLC, as registrar and transfer agent to the Buyer, to register the Stock Consideration in book-entry form in the name of and for the benefit of the Seller in order to effectively vest in Seller its right, title and interest in and to the Stock Consideration.

(b)         Purchase via issuance of Restricted Securities. Stock Consideration shall be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), and shall accordingly bear a restrictive legend subject to existing law, as more fully described in Section 7.8(a) hereof.

(c)         Registration Rights. Any Stock Consideration that are still restricted six months after the closing of this transaction will be included in any registration statement filed by Buyer for the resale of Company securities, other than registration statements on Form S-4 or Form S-8.

2.4         Closing Transactions.

(a)         Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Articles 7 and 8, the closing of the Transactions (the “Closing”) will take place following Shareholder Approval (as defined in Section 7.3(c) and at such time and place as Seller and Buyer shall mutually agree, orally or in writing (which time is designated as the “Closing Date”).

(b)         Intellectual Property Assignment. At the Closing, the Parties shall execute and deliver, or cause to be executed and delivered, an Intellectual Property Assignment Agreement in a form set forth on Exhibit A (the “Intellectual Property Assignment Agreement”) pursuant to which the Acquired Intellectual Property will be transferred and assigned to Buyer. The Intellectual Property Assignment Agreement shall include a perpetual, non-exclusive, non-transferable, non-assignable, non-sub-licensable, royalty-free right and grant-back license in favor of Seller to use the Acquired Intellectual Property. Except as specified in such grant-back license, Seller shall retain no other rights of any kind in the Acquired Intellectual Property. After the Closing, Seller shall not make, use, sell, offer to sell, reproduce, execute, perform, distribute, exploit, or otherwise commercialize the Acquired Intellectual Property except as expressly permitted in the grant-back license.

(c)         Other Deliverables. Seller will execute and deliver all such other bills of sale, assignments, endorsements, intellectual property right assignments, trade name assignments, certificates of title, consents and other good and sufficient instruments and documents of conveyance and transfer in a form reasonably satisfactory to Buyer, as Buyer reasonably shall deem necessary or appropriate to vest in or confirm to Buyer full and complete right, title and interest in and to all of the Acquired Assets.

(d)         Actions and Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the certificates and documents required to be delivered by Seller pursuant to Sections 7.1 and 7.2.

(e)         Actions and Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(i)          the certificates and documents required to be delivered by Buyer pursuant to Sections 7.1 and 7.3; and

(ii)         the Stock Consideration.

(f) Parties agree the effective closing will be September 1 2021 to align with NextPlay’s reporting requirements.

Article 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article 3 are true and correct, except as disclosed in Buyer disclosure schedule attached hereto (the “Buyer Disclosure Schedule”), which is divided into sections that correspond to the sections of this Article 3 (with the disclosures in any such section of Buyer Disclosure Schedule qualifying both the corresponding representations and warranties of this Article 3 and any other representations and warranties of this Article 3 to which such disclosure would reasonably relate).

3.1           Corporate Organization; Subsidiaries. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer taken as whole. Buyer has several subsidiaries.

3.2           Authorization; Enforceability.

(a) Buyer has the requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby and the Exhibits hereto (the “Transactions”) and otherwise to carry out its obligations hereunder and thereunder. Subject to obtaining the approval of Buyer’s board of directors as provided in Section 8.8 and the required Stockholder Approval, the execution and delivery of Agreement by Buyer and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no further consent or action is required by Buyer, its board of directors or its shareholders.

(b) Other than the submission to and approval by NASDAQ of a listing of additional shares form as more fully described in Section 8.10, and the notice on Form D to be filed with the SEC, in each case covering the Stock Consideration, and the required Stockholder Approval, the Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the Transactions, other than those whose failure to be obtained could not reasonably be expected to have a Material Adverse Effect.

(c) This Agreement has been (or upon delivery will be) duly executed by Buyer and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.3           No Conflicts. The execution, delivery and performance of the Agreement by Buyer and the consummation by Buyer of the Transactions and thereby do not, and will not, (i) conflict with or violate any provision of Buyer’s articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Buyer debt or otherwise) or other understanding to which Buyer is a party or by which any property or asset of Buyer is bound, or affected, except in the cases of clauses (i) and (ii) above to the extent that such conflict, default, termination, amendment, acceleration or cancellation right would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Buyer is subject, or by which any properties or assets of Buyer are bound or affected, except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect.

3.4           Stock Consideration Duly Authorized. The Stock Consideration is duly authorized and, when issued and paid for in accordance with the Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive or similar rights of shareholders.

3.5           Capitalization. All outstanding shares of Buyer’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance in all material respects with all applicable securities laws. Except as set forth in the Buyer Disclosure Schedule or otherwise set forth in the SEC Reports (as defined below), and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by Buyer (or in any agreement providing rights to security holders) and the issuance and sale of the Stock Consideration will not obligate Buyer to issue additional shares of Buyer Common Stock or other securities to any Person and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities.

3.6           SEC Filings; Financial Statements. Other than as set forth on Schedule 3.6 of the Buyer Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by Buyer with the SEC (“SEC Reports”) have been so filed and on a timely basis for at least the prior two years. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the SEC Reports complied in all material respects with the applicable requirements of the Exchange Act. Buyer has a class of securities registered under the Exchange Act. Buyer’s fiscal year-end is February 28 and such fiscal year has been determined and approved by Buyer’s board of directors. The SEC Reports contain a correct and complete copy of the audited financial statements (including, in each case, any related notes thereto), on a consolidated basis, for the period from March 1, 2019 to fiscal year ended February 28, 2021 prepared in accordance with the published rules and regulations of any applicable governmental entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) by an independent accountant registered with PCAOB. Such financial statements fairly present in all material respects the financial position of Buyer, on a consolidated basis, at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

3.7           Material Changes; Undisclosed Events, Liabilities or Developments; Solvency. Since the date of the latest audited financial statements included within its Form 10-K filed with the SEC, and except as set forth in the SEC Reports, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would result in a Material Adverse Effect, (ii) Buyer has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Buyer’s financial statements pursuant to U.S. GAAP or required to be disclosed in filings made with the SEC.

3.8           Absence of Litigation. There is no action, suit, claim, or Proceeding, or, to Buyer’s knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Buyer, threatened against or affecting Buyer that could, individually or in the aggregate, have a Material Adverse Effect.

3.9           Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) Buyer is not in violation of any order of any court, arbitrator or governmental body, and (ii) Buyer is not or has not been in violation of any statute, rule or regulation of any governmental authority.

3.10         Title to Assets. Buyer does not own any real property.

3.11         Listing and Maintenance Requirements. Buyer’s Common Stock is quoted on NASDAQ under the symbol “NXTP” and is “DTC eligible.” Other than as set forth on Schedule 3.11 of the Buyer Disclosure Schedule, Buyer has not, in the twelve months preceding the date hereof, received notice (written or oral) from any Trading Market on which Buyer Common Stock is or has been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such Trading Market. Other than as set forth on Schedule 3.11 of the Buyer Disclosure Schedule, Buyer is, and is making all commercially reasonable efforts to remain, in compliance with all such listing and maintenance requirements.

3.12         No Disqualifying Event. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Buyer or, to Buyer’s knowledge, any Buyer Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable. For purposes of this Agreement “Buyer Covered Person” means, with respect to Buyer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

3.13         Registration Rights. Buyer has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of Buyer registered with the SEC or any other governmental authority that have not expired or been satisfied or waived, except as set forth in the SEC Reports.

3.14         Trademarks. Buyer owns the content of its websites, its registered domain names, registered and unregistered trademarks, and has contracts with third party property managers and distributors.

3.15         Regulatory Permits. Buyer possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its respective business as presently conducted (“Material Permits”), except where the failure to possess such permits does not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and Buyer has not received any written notice of proceedings relating to the revocation or modification of any Material Permit.

3.16         Transactions With Affiliates and Employees. Buyer has numerous transactions with related parties and entities, including officers and directors of Buyer, as set forth in Buyer’s SEC Reports, including its most recent Form 10-K and Form 8-K filings.

3.17         Internal Accounting Controls. Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.18         Omitted Intentionally.

3.19         Indebtedness. Except as disclosed in the SEC Reports, Buyer (i) does not have any outstanding indebtedness, (ii) is not in violation o f any term of or is in default under any contract, agreement or instrument relating to any Indebtedness.

3.20         Employee Relations. Buyer is not a party to any collective bargaining agreement. Buyer believes that its relations with its employees are as disclosed in its SEC Reports.

3.21         Tax Status. For purposes of this Agreement, “Tax” or “Taxes” refers to any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts.

  To the knowledge of Buyer:

(i)          Buyer has timely filed and paid all Taxes required for the fiscal year ended February 28, 2020.

(ii)         Buyer has timely filed all the returns, estimates, information statements and reports relating to Taxes required to be filed with any Tax Authority prior to the date hereof. All such filings are true, correct and complete in all material respects. Buyer has paid all Taxes shown to be due on such filings.

(iii)        All Taxes that Buyer is required by law to withhold or collect have been duly withheld or collected, and has been timely paid over to the proper Authority to the extent due and payable.

(iv)        No audit or other examination of any Tax return filed by Buyer by any Tax Authority is presently in progress, nor has Buyer been notified of any request for such an audit or other examination.

(v)         Buyer has no liability for any unpaid Taxes which have not been accrued for or reserved on Buyer’ balance sheets included in the U.S. GAAP financial statements described for the most recent fiscal year.

3.22         No Brokers or Finders. Any broker, finder or investment banker fee or commission in connection with the Transaction will be solely the responsibility of the Seller.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, that the statements contained in this Article 4 are true and correct to the knowledge of Seller, except as disclosed in the disclosure schedule attached hereto (the “Seller Disclosure Schedule”), which is divided into sections that correspond to the sections of this Article 4 (with the disclosures in any such section of the Seller Disclosure Schedule qualifying both the corresponding representations and warranties of this Article 4 and any other representations and warranties of this Article 4 to which such disclosure would reasonably relate).

4.1           Corporate Organization; Subsidiaries; Properties. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller taken as whole. Seller has no subsidiaries. Seller does not own or lease any real property material to the Acquired Assets, and no interests in real property are incorporated in the Acquired Assets.

4.2           Authorization; Enforceability. Seller has the requisite corporate authority to enter into this Agreement and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Seller and no further consent or action is required by Seller, its board of directors or its shareholders. The Agreement has been (or upon delivery will be) duly executed by Seller and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3           No Conflicts. The execution, delivery and performance of the Agreement by Seller and the consummation by Seller of the Transactions and thereby do not, and will not, (i) conflict with or violate any provision of Seller’s articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Seller debt or otherwise) or other understanding to which Seller is a party or by which any property or asset of Seller is bound, or affected, except in the cases of clauses (ii) and (iii) above to the extent that such conflict, default, termination, amendment, acceleration or cancellation right would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Seller is subject, or by which any properties or assets of Seller are bound or affected, except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect.

4.4           Absence of Litigation. Seller is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation relating to the Acquired Intellectual Property, and there are no lawsuits, claims, demands, assessments, investigations, or similar matters, against or affecting Seller, its management or its properties with respect to the Acquired Intellectual Property. Seller has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to the Acquired Intellectual Property, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.5           Intellectual Property and Software.

(a)         Set forth in the Seller Disclosure Schedule is a true and complete list of all: (i) patents, patent applications, provisional patents and utility models and applications therefor and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures; (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (iii) registered copyrights and registrations and applications for registration thereof; (iv) rights in data, databases or other compilations of fact; (v) trade secrets and other confidential or proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, marketing and other business systems, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information); (vi) uniform resource locator and World Wide Web addresses and domain names and applications and registrations therefor; (vii) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of engines, algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), documentation, designs, files, records, data and mask works; and (viii) goodwill associated with any of the foregoing of any kind now used by Seller in connection with the operation or commercial exploitation of the Gaming Platform (collectively, the “Acquired Intellectual Property”), other than any off-the shelf, shrink-wrapped or “click to accept” software licenses or other licenses to generally commercially available software obtained in the ordinary course of business. Set forth in the Seller Disclosure Schedule is a complete list of all licenses or agreements, to which Seller is a party granting third-parties rights in the Acquired Intellectual Property or pursuant to which the Seller has acquired rights incorporated in the Acquired Intellectual Property respect to any of the Acquired Intellectual Property (the “Intellectual Property Licenses”).

(b)         Except as set forth in the Seller Disclosure Schedule, neither the Acquired Intellectual Property nor any Intellectual Property License violates, misappropriates or infringes upon any validly issued trademark, trade name, service mark, copyright or, any validly issued patent or patent application or other right of any other Person, nor does Seller have knowledge of any basis for such a claim or demand. To the knowledge of Seller, no Person is misappropriating, infringing, violating or making unlawful use of any Acquired Intellectual Property, nor does Seller have knowledge of any basis for such a claim or demand. Except as set forth in the Disclosure Schedules, Seller has not received any demand, notice or communication from any Person claiming any violation, misappropriation or infringement by Seller of another Person’s rights in connection with the Acquired Intellectual Property or any Intellectual Property License nor does Seller have knowledge of any basis for any such notice, communication, claim or demand.

(c)         Except as set forth in the Seller Disclosure Schedule, Seller is the sole and exclusive owner or licensee of:

(i)          the Acquired Intellectual Property and the technology, know-how and processes used by Seller in connection with the operation or commercial exploitation of the Gaming Platform; and

(ii)         all rights, title and interest in and to the computer software incorporated in the Acquired Intellectual Property (“Software”), with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof, copyright in and to each and all works derivative therefrom (including the registrations of copyright incorporated in the Acquired Intellectual Property), all current, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Software.

(d)         Each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), Seller has performed all obligations imposed upon it thereunder, and Seller is not in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth in the Seller Disclosure Schedule, Seller has not received notice that any party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants or agreements have been granted or entered into by Seller in respect of any of the Acquired Intellectual Property except the Intellectual Property Licenses.

(e)         Seller has the right to use all trade secrets, customer lists, graphics, logos, illustrations, programming processes, software and other information incorporated in the Acquired Intellectual Property; to the knowledge of Seller, all trade secrets and other confidential information of Seller incorporated in the Acquired Intellectual Property are not part of the public domain or publicly known, nor, to the knowledge of Seller, have they been misappropriated by any Person; and, to the knowledge of Seller, no employee or consultant of Seller has used or disclosed any trade secrets or other confidential information of any other Person in the course of their work for Seller except under an obligation to maintain such trade secrets or other confidential information in confidence.

(f)          No Acquired Intellectual Property or product, technology or service of Seller incorporated therein is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller. To the knowledge of Seller, no (i) product, technology, service or publication of Seller, or (ii) material published or distributed by Seller or any statement of Seller, in each case incorporated in the Acquired Intellectual Property, constitutes obscenity, defames any Person, constitutes false advertising or otherwise violates any applicable law or regulation.

(g)         The Seller Disclosure Schedule sets forth all Internet domain names used by Seller in connection with the operation or commercial exploitation of the Gaming Platform. Seller has no knowledge of any third party disputing ownership of any such domain names or alleging infringement of any rights of any such parties by Seller with respect thereto.

(h)         Each item of registered Acquired Intellectual Property is valid and subsisting and all necessary registration, maintenance and renewal fees in connection with such Acquired Intellectual Property have been paid to the extent applicable, and all necessary documents and certificates in connection with such Acquired Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Acquired Intellectual Property. There is no threatened or reasonably foreseeable loss or expiration of any Acquired Intellectual Property, and the Transactions do not and will not (with notice, the happening of any event and/or the passage of time or notice) result in the loss or expiration of any license or of any Acquired Intellectual Property rights of Seller.

(i)          Except as set forth on the Disclosure Schedules, none of the Acquired Intellectual Property incorporates, includes, uses, is distributed or otherwise made available or accessible together with, was developed with or is compiled with, linked with or otherwise dependent on any open source, free software, community source, shareware, freeware or other code licensed under any similar licensing arrangement (“Open Source Materials”) and there are no current plans to include any Open Source Materials in any of the Acquired Intellectual Property. The Disclosure Schedules describe the manner in which these Open Source Materials were used in the Acquired Intellectual Property, including the license under which each of the Open Source Materials is licensed to Seller; whether and how the Open Source Materials were modified or distributed or otherwise made available or accessible by Seller; and with which Seller Product(s) the Open Source Materials were used, distributed or otherwise made available or accessible. Seller has complied with all of the requirements of each license applicable to any Open Source Materials used by it. Except as set forth on the Disclosure Schedules, Seller has not provided (nor is it obligated to provide, nor will the closing of the transactions under this Agreement obligate it to provide) the source code for any Acquired Intellectual Property to any other Person. Except as set forth on the Disclosure Schedules, Seller has not, by license, transfer, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any Acquired Intellectual Property to create such source code, except as may be required by law. All copies of any Acquired Intellectual Property consisting of Software code distributed in connection with Seller’s business have been distributed solely in object code form. There has been no disclosure of any Acquired Intellectual Property consisting of source code or confidential Software documentation (e.g., functional, system, and development specifications) by Seller or any of its Affiliates, or to the knowledge of Seller, by any other Person to any third party. Customers of Seller permitted to use the Acquired Intellectual Property consisting of Software code have done so only through execution of object code versions. Each Person so permitted by Seller is party to a valid, existing and written license or services agreement enforceable against such Person with regards thereto.

(j)          Seller has taken all steps that are reasonably required to protect its rights in, and the confidentiality of, the Acquired Intellectual Property (including trade secret rights) developed by or on behalf of, and all other confidential or proprietary information belonging to, Seller or provided by any other Person to Seller and incorporated in the Acquired Intellectual Property. Without limiting the foregoing, Seller has, and enforces, a policy requiring each of its employees, consultants and contractors to execute enforceable proprietary information, assignment of inventions and confidentiality agreements assigning all rights in any Acquired Intellectual Property to Seller, and all current and former employees, consultants and contractors of Seller have executed such an agreement. Seller has recorded each such assignment of any registered Acquired Intellectual Property assigned to Seller with the relevant Governmental Authority in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded. To the knowledge of Seller, no employee of Seller is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to Seller with respect to the Acquired Intellectual Property, or that could conflict with the conduct of Buyer’s use of the Acquired Intellectual Property.

(k)         No person employed by or affiliated with Seller has used or proposes to use any trade secret or any information or documentation in connection with the Acquired Intellectual Property that is confidential or proprietary to any other Person. Seller has been and is in compliance with each confidentiality obligation, use restriction and legal requirement, if any relating to the confidential or proprietary information of any other Person, including, without limitation, any customers and their vendors, solely in connection with the Acquired Intellectual Property.

(l)          Seller has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and hosted services that are used or necessary to create, modify, compile, operate or support the Acquired Intellectual Property or is incorporated into or otherwise used in the performance of the Acquired Intellectual Property. Seller owns or has valid licenses for, and possesses, all of the source code for the Acquired Intellectual Property owned, licensed, distributed, made available or accessible, performed or presently supported by Seller. Seller has taken all actions customary in the software industry to document the software that is Seller Intellectual Property and its operation, such that such software, including the source code and documentation, has been written in a clear and professional manner so that it may be understood, modified and maintained in an efficient manner by reasonably competent programmers certified in the applicable programming languages. For the avoidance of doubt, the software referred to in the preceding sentence shall include any and all bug tracking, source code management and other information technology systems that have been programmed, designed or otherwise developed in any way by Seller.

(m)        No government, military or quasi-governmental funding, facilities of a university, college, other educational institution or research center was used in the development of the Acquired Intellectual Property. To the knowledge of Seller, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Acquired Intellectual Property, has (i) performed services for a Governmental Entity, university, college or other educational institution or research center, or any other entity or person during a period of time during which such employee, consultant or independent contractor was also performing services for Seller; or (ii) entered into a contract granting such an entity an exclusive license to any owned Acquired Intellectual Property.

(n)         Seller’s rights in and to its Acquired Intellectual Property are free and clear of all liens (other than Permitted Liens). Seller owns all of the source code for all Acquired Intellectual Property .

(o)         To the knowledge of Seller, the Software is free from material defects and errors, was coded in well-defined, professional, and workmanlike manner, and conforms in all material respects to the functional, system, and development specifications for the Travel Search engine.

4.6           No Brokers or Finders. Any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions will solely be the responsibility of the Seller.

4.7           Investment and Related Representations.

(a)         No Registration. Seller is aware that the offer or sale of the Stock Consideration has not been registered under the Securities Act, or under any state securities law. Seller understands that the Stock Consideration will be characterized as “restricted securities” under US federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Seller agrees that he, she or it will not sell all or any portion of the Stock Consideration, except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. Seller understands that each certificate for the shares of Buyer Common Stock issued to Seller or to any subsequent transferee shall be stamped or otherwise imprinted with the legends set forth below summarizing the restrictions set forth below and that Buyer shall refuse to transfer the Buyer Common Stock except in accordance with such restrictions:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER’S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

(b)         Investment Representation. This Agreement is made with Buyer in reliance upon Seller’s representation, that the Stock Consideration to be received by Seller is being acquired pursuant to this Agreement for investment and not with a view to the public resale or distribution thereof, except pursuant to an effective registration statement or exemption under the Securities Act.

(c)         No Public Solicitation. Seller is acquiring the Stock Consideration after private negotiation and has not been attracted to the acquisition of the shares of Buyer Common Stock by any press release, advertising or publication.

(d)         Access to Information. Seller acknowledges having received and reviewed the reports filed by Buyer with the SEC and acknowledges that any information contained therein is deemed disclosed by Buyer for purposes of the Buyer Disclosure Schedule as well as any other disclosures required hereunder.

(e)         Investment Intent; Ability to Bear Risk to Loss. Seller has not been organized for the purpose of acquiring the Stock Consideration and is acquiring the Stock Consideration for its own account. Seller acknowledges that it is able to protect its interests in connection with the acquisition of the Stock Consideration and can bear the economic risk of investment in such securities without producing a material adverse change in Seller’s financial condition. Seller otherwise has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of the investment in the common stock.

(f)          Investor Status. Seller is an “accredited investor”, as that term is defined in Regulation D promulgated under the Securities Act.

Article 5

COVENANTS OF THE PARTIES

5.1           Full Access. Through the period prior to the Closing, each Party will afford to the other and its directors, officers, managers, members, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the Party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing Party. Each Party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing Party.

5.2           Confidentiality. Each of the Parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other Party hereto furnished to it in connection with the Transactions (“Information”) in a manner or for a purpose detrimental to such other Party or otherwise than in connection with the Transactions, and that they will not disclose, divulge, provide or make accessible, or permit the disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of Law; provided, however, that prior to any disclosure of any Information permitted hereunder, the disclosing Party will first seek to obtain the recipients’ undertaking to comply with the provisions of this Section with respect to such information. The term “Information” as used herein will not include any information relating to a Party that the Party disclosing such information can show: (i) to have been in its possession prior to its receipt from the other Party hereto without breach of any other confidentiality agreement; (ii) to be generally available to the public through no fault of the disclosing Party; (iii) to have been available to the public at the time of its receipt by the disclosing Party without breach of any confidentiality agreement; (iv) to have been received separately by the disclosing Party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing Party without regard to any information received in connection with this transaction. Each Party hereto also agrees to promptly return to the Party from whom it originally received such information all original and duplicate copies of written materials containing Information should the Transactions not occur. A Party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

5.3           Further Assurances; Cooperation; Notification. At any time after the Closing, at the reasonable request of either Party and without further consideration, the Party that is the subject of the request will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting Party may reasonably deem necessary or desirable in order to more effectively consummate the Transactions.

5.4           Satisfaction of Conditions Precedent. Each Party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the Transactions to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the Transactions.

5.5       Seller’s Right to Continue to license the Acquired Intellectual Property

(a)      Notwithstanding anything to the contrary contained in this agreement Seller will retain the right to license the Acquired Intellectual Property to third parties subject to the approval of Buyer which approval shall not be unreasonably withheld provided that:

(i)        The license shall be non-transferable, not sub-licensable and non-exclusive; and

(ii)       The licensee will not be competitive with Buyer; and

(b)     All proceeds from licensing contemplated under this Section 4.5 shall be split equally between Buyer and Seller for both cash and non-cash considerations unless agreed to otherwise between Buyer and Seller in writing.

Article 6

INDEMNIFICATION

6.1           Seller Indemnification. Seller shall, for a period of one year after the Closing, defend, indemnify and hold harmless all Buyer Entities, their successors and assigns, and the respective directors, officers, shareholders, employees, and agents of all Buyer Entities and their successors and assigns, from and against any and all claims, losses, liabilities, obligations, damages, expenses, demands, suits, judgments, penalties, and costs of any kind whatsoever, including reasonable attorneys’ fees and expenses, arising from or attributable to (i) Seller’s breach of any representation, warranty or agreement of Seller set forth in this Agreement, or in any agreement or instrument executed and delivered by Seller in connection with this Agreement; (ii) any third-party claim arising from the Acquired Assets or the Transactions (relating to periods and events occurring prior to the Closing Date but regardless of when such claim is made); (iii) any court, administrative or bankruptcy proceeding involving Seller or otherwise relating to this Agreement; or (iv) fraud or willful misconduct of Seller or its directors, officers, Affiliates, representatives or employees in connection with the Transactions. In no event shall the total value of all aggregate claims against Seller exceed the Purchase Price.

6.2           Buyer Indemnification. Buyer shall, for a period of one year after the Closing, defend, indemnify and hold harmless all Seller Entities, their successors and assigns, and the respective directors, officers, shareholders, employees, and agents of all Seller Entities and their successors and assigns, from and against any and all claims, losses, liabilities, obligations, damages, expenses, demands, suits, judgments, penalties, and costs of any kind whatsoever, including reasonable attorneys’ fees and expenses, arising from or attributable to (i) Buyer’s breach of any representation, warranty or agreement of Buyer set forth in this Agreement, or in any agreement or instrument executed and delivered by Buyer in connection with this Agreement; (ii) any third-party claim arising from the Acquired Assets or the Transactions (relating to periods and events occurring prior to the Closing Date but regardless of when such claim is made); (iii) any court, administrative or bankruptcy proceeding involving Buyer or otherwise relating to this Agreement; or (vi) fraud or willful misconduct of Buyer or its directors, officers, Affiliates, representatives and employees in connection with the Transactions.

6.3           Third Party Claims. If either Party becomes aware of any claim or assertion by a third party that may give rise to a claim for indemnification under Section 6.1 or 6.2, such Party shall promptly notify the other Party, provided, however, that no delay on the part of any Party seeking indemnification (i.e., the indemnified Party) in providing such notice shall relieve the indemnifying Party from any obligation hereunder unless (and then solely to the extent) the indemnifying Party is thereby actually prejudiced.

6.4           Settlement. The indemnifying Party shall not have the right, as part of any settlement to adversely affect any of the indemnified Party’s rights under this Agreement, to limit in any way the indemnified Party’s course of doing business (including in each case where the indemnified Party is Buyer the right of Buyer to use and exploit any of Seller Intellectual Property in any way deemed desirable by Buyer) or to bind the indemnified Party in any way without the express written consent of the indemnified Party. An indemnified Party shall cooperate at the indemnifying Party’s expense in the defense of a third-party claim.

6.5           Survival. All rights of the parties under this Section 6 shall survive the expiration or termination of this Agreement.

Article 7
CONDITIONS TO THE OBLIGATIONS OF BUYER

Notwithstanding any other provision of this Agreement to the contrary, the obligation of Buyer to effect the Transactions will be subject to the satisfaction at the Closing, or waiver by Buyer, of each of the following conditions:

7.1           Representations and Warranties True. The representations and warranties of Seller contained in this Agreement, including without limitation in the Seller Disclosure Schedule delivered to Buyer, will be true, complete and accurate in all material respects as of the Closing Date.

7.2           Performance. Seller will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

7.3           Required Approvals and Consents.

(a)         All action required by law and otherwise to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions will have been duly and validly taken.

(b)         All Consents of or from all Authorities required hereunder to consummate the Transactions, will have been delivered, made or obtained, and Buyer will have received copies thereof.

(c)         The Company’s stockholders shall have approved the terms of this Agreement and the issuance of the Stock Consideration in accordance with all applicable rules of NASDAQ (“Stockholder Approval”).

7.4       No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the Transactions or which, if successfully asserted, would, in the reasonable judgment of Buyer, individually or in the aggregate, otherwise have a Material Adverse Effect on the Acquired Assets or prevent or delay the consummation of the Transactions.

7.5           Legislation. No Law will have been enacted that prohibits, restricts or delays the consummation of the Transactions or any of the conditions to the consummation thereof.

7.6           Appropriate Documentation. Buyer will have received, in a form and substance reasonably satisfactory to Buyer, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 7 as Buyer may reasonably request.

Article 8
CONDITIONS TO THE OBLIGATIONS OF SELLER

Notwithstanding anything in this Agreement to the contrary, the obligations of Seller to effect the Transactions will be subject to the satisfaction at or prior to the Closing, or waiver by Seller, of each of the following conditions:

8.1           Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement, including without limitation in the Seller Disclosure Schedule delivered to Seller, will be true, complete and accurate in all material respects as of the Closing Date.

8.2           Performance. Buyer will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

8.3           Required Approvals and Consents.

(a)         All action required by law and otherwise to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions will have been duly and validly taken.

(b)         All Consents of or from all Authorities required hereunder to consummate the Transactions, will have been delivered, made or obtained, and Seller will have received copies thereof.

8.4           Agreements and Documents. Seller will have received the following agreements and documents delivered by Buyer contemporaneously with the execution and delivery of this Agreement, each of which will be in full force and effect:

(a)          a certificate of active status of Buyer from the State of Nevada and any other states where Buyer is qualified to do business, as of the most recent practicable date.

8.5           No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the Transactions or which, if successfully asserted, would, in the reasonable judgment of Seller, individually or in the aggregate, otherwise have a Material Adverse Effect on Buyer’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the Transactions.

8.6           Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the Transactions or any of the conditions to the consummation thereof.

8.7           Appropriate Documentation. Seller will have received, in a form and substance reasonably satisfactory to Seller, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 8 as Seller may reasonably request.

8.8           Buyer Board Approval. Seller acknowledges and agrees that Buyer’s obligations under this Agreement and the consummation of the Transactions shall be subject to Buyer’s obtaining the approval of Buyer’s board of directors. Buyer shall provide written notice to Seller promptly upon obtaining approval of Buyer’s board of directors. If Buyer does not provide notice of approval of Buyer’s board of directors to Seller within two (2) business days after the date hereof, Buyer shall be deemed not to have obtained the approval of its board of directors, and Buyer and Seller each shall have the right to terminate this Agreement by providing written notice to the other Party, in which case the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. Notwithstanding the foregoing, if Buyer provides notice of approval of Buyer’s board of directors to Seller after the expiration of such two (2) business day period and prior to the termination of this Agreement by Seller pursuant to this Section 8.8, then neither Buyer nor Seller thereafter shall have the right to terminate this Agreement pursuant to this Section 8.8.

8.9           NASDAQ Notice of Additional Shares. Buyer shall have submitted to NASDAQ a listing of additional shares form covering the Stock Consideration and Buyer shall use commercially reasonable efforts to facilitate the approval by NASDAQ of such filing.

8.10         Delivery of Stock Consideration. Buyer shall have transferred the Stock Consideration to a book entry account with Colonial Stock Transfer & Trust Company, LLC in the name of and for the benefit of the Seller in order to effectively vest in Seller its right, title and interest in and to the Stock Consideration.

Article 9

MISCELLANEOUS PROVISIONS

9.1           Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants in this Agreement shall survive the Closing.

9.2           Expenses. Except as set forth in the following sentence, Buyer and Seller will each bear their own costs and expenses relating to the Transactions, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the Transactions.

9.3           Amendment and Modification. This Agreement may be amended or modified only by mutual agreement of Buyer and Seller. All such amendments and modifications to this Agreement must be in writing duly executed by all of the Parties hereto.

9.4           Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Buyer, on the one hand, and Seller, on the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a Party, such consent will be given in writing in the same manner as for waivers of compliance.

9.5           Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity other than a Party hereto and his, her or its respective successors and assigns permitted hereby to rely upon any of the representations or warranties contained herein or to any claim, cause of action, remedy or right of any kind.

9.6           Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; or (ii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as a Party will furnish to the other Party hereto in writing in accordance with this subsection.

(a)       If to Buyer:

NextPlay Technologies Inc.

1560 Sawgrass Corporate Parkway -Suite 130

Sunrise, Florida 33323

Attention: Bill Kerby

Phone: 888-777-3333

Email: bill.kerby@nextplaytechnologies.com

or to such other person or address as Buyer will furnish to the other Parties hereto in writing in accordance with this subsection.

(b)      if to Seller:

Token IQ Inc.

10315 E Shangri La Rd, Scottsdale AZ 85260

Attention: Mark Vange

Phone: 480-270-4646

Email: mvange@fighterbase.net

or to such other person or address as Seller will furnish to the other Parties hereto in writing in accordance with this subsection.

9.7           Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any Party hereto without the prior written consent of the other Party.

9.8           Counterparts. This Agreement may be executed simultaneously in one or more counterparts, including facsimile transmissions, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.9           Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

9.10         Entire Agreement. This Agreement, the schedules, the Disclosure Schedules and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together they embody the entire Agreement and understanding of the Parties hereto in respect of the Transactions and together they are referred to as this “Agreement” or the “Agreement.” There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the Transactions. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement, provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

9.11         Remedies and Injunctive Relief. It is expressly agreed among the Parties hereto that monetary damages would be inadequate to compensate a Party hereto for any breach by any other Party of the confidentiality obligations in Section 5.2 hereof. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such Party will be entitled to injunctive relief against the threatened breach of Section 5.2 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

9.12         Governing Law. This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed under the laws of the State of Florida, without respect to its conflict of law principles.  The Parties hereto agree that, in any suit, action, or proceeding based in tort or in contract brought by any of the parties hereto in connection with any matters whatsoever arising out of, under, or in connection with the terms of this Agreement, each of the parties hereto shall and do hereby waive trial by jury to the fullest extent permitted by law, and that the prevailing party in any such action shall recover from the other party all reasonable attorneys’ fees, costs and expenses incurred through trial and all levels of appeal. In addition, the parties hereto irrevocably: (a) agree that venue for any suit, action, or proceeding of any nature whatsoever arising out of, or in any way connected with, this Agreement shall lie exclusively in the federal courts whose districts encompass any part of Southern District of Florida (Fort Lauderdale Division) or the state courts of the State of Florida sitting in Broward County and the City of Ft. Lauderdale in connection with any dispute arising under this Agreement, (b) waive, to the fullest extent permitted by law, any objection which they may have to the laying of venue in the above-described courts, and (c) waive any claim, defense, or objection that any suit, action or proceeding brought in any of the above-described has been brought in an inconvenient forum. Each of the parties hereto hereby accepts and irrevocably consents to the personal and subject matter jurisdiction of the state and federal courts described in clause (a) above in any suit, action or proceeding arising out of, or in any way connected with this Agreement.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NextPlay Technologies Inc., as Buyer

By:	/s/ Bill Kerby
Name:	Bill Kerby
Title:	Chief Executive Officer

Mark Vange On behalf Token IQ Inc as Seller

By:	/s/ Mark Vange
Name:	Mark Vange
Title:	Chief Executive Officer